INDEMNIFICATION AGREEMENT

     THIS AGREEMENT is effective as of the 8th day of June, 2001, by and among AmeriNet Group.com, Inc., a Delaware corporation ("AmeriNet") and Carrington Capital Corp. ("Carrington").

                                    RECITALS:

     WHEREAS, on May 31, 2001, AmeriNet entered into a reorganization agreement ("Reorganization Agreement") with the Park City Group Participants, as such participants are defined in the Reorganization Agreement ("Park City Group Participants"), pursuant to which AmeriNet will acquire at least ninety-eighty percent of the outstanding stock of Park City Group, Inc., a Delaware corporation, in exchange for shares of AmeriNet's common stock; and

     WHEREAS, as an inducement to the Park City Group Participants entering into the Reorganization Agreement and as a condition to the closing (the "Closing") of the Reorganization Agreement, Carrington has agreed to indemnify AmeriNet for certain expenses as defined in this Agreement.

                                   AGREEMENT:

     NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Indemnification. Carrington shall indemnify and defend AmeriNet and its subsidiaries and affiliates, and their respective officers, directors, shareholders, successors and assigns (collectively, the "AmeriNet Parties"), from and against any and all costs, expenses, losses, damages, fines, penalties, or liabilities (including, without limitation, interest which may be imposed in connection therewith, court costs, litigation expenses, and reasonable attorneys' and accounting fees) (collectively, "Expenses") incurred by the AmeriNet Parties, directly or indirectly, with respect to, in connection with, arising from, or alleged to result from any of the following that exist as of the date of Closing (collectively, the "Proceedings"):

     A.   Any claims by Bruce Gleason for cash or stock;

     B. Any unpaid claims by Liberty Transfer Co. for services as transfer agent;

     C.   Any unpaid tax obligations;

     D.   Any unpaid AmeriNet payroll or employee benefits obligations; or

     E.   Any other AmeriNet liens and/or judgments.

2.     Procedure for Indemnification.

     A. AmeriNet shall promptly give notice hereunder to Carrington after obtaining written notice of any Proceeding as to which recovery may be sought because of the indemnity in Section 1. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of AmeriNet to give such notice, or delay by AmeriNet in giving such notice, unless, and then only to the extent that, the rights and remedies of Carrington shall have been prejudiced as a result of the failure to give, or delay in giving, such notice.

     B. If AmeriNet shall assume the defense of any such Proceeding after giving notice to Carrington, AmeriNet may defend against such Proceeding in such manner as it deems appropriate and may settle such Proceeding on such terms as it may deem appropriate and Carrington shall promptly reimburse AmeriNet for the amount of such settlement and for all Expenses incurred by AmeriNet in connection with such Proceeding. Carrington agrees to cooperate with AmeriNet in all reasonable respects with respect to a Proceeding.

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     C.   If Carrington  assumes the defense of the Proceeding,  the obligations of Carrington hereunder as to such Proceeding shall include taking all steps necessary in the defense or settlement of such Proceeding and holding AmeriNet harmless from and against any and all damages caused by or arising out of any settlement approved by Carrington or any judgment in connection with such Proceeding. Carrington shall not, in the defense of such Proceeding, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs), or enter into any settlement (except with AmeriNet's written consent) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to AmeriNet a release from all liability in respect of such Proceeding. Anything in this Section 2 to the contrary notwithstanding, AmeriNet may, with counsel of its choice, assume the defense of any such Proceeding.

     D. Carrington shall promptly reimburse AmeriNet for the amount of any judgment rendered with respect to any Proceeding for all Expenses incurred by AmeriNet in connection with such Proceeding, whether or not resulting from, arising out of, or incurred with respect to, the act of a third party.

3. Arbitration. Any dispute, controversy or claim, whether contractual or non-contractual, between the parties arising directly or indirectly out of or connected with the indemnification obligations set forth under this Agreement, unless mutually settled by the parties, shall be resolved in accordance with the dispute resolution procedures set forth in Section 9.12 of the Reorganization Agreement, incorporated herein by this reference.

4. Additional Remedy. If for any reason Carrington fails to provide the indemnification required by this Agreement, and AmeriNet incurs Expenses related to (1) any Proceeding, (2) improperly issued AmeriNet securities,
     (3) improper compliance by AmeriNet with the Investment Company Act, or (4) AmeriNet liabilities or obligations existing as of the date of Closing, the Park City Group Participants will be entitled to additional AmeriNet common stock equal in value to 78% of the amount of the Expenses (the AmeriNet stock will be valued at $.17 per share). The remedy provided in this section will be in addition to any other remedies provided by law.

5. Notices. All notices, consents, and other communications hereunder shall be in writing and deemed to have been duly given when (a) delivered by hand,
     (b) sent by telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, postage pre-paid return receipt requested, or
     (c) when received by the addressee, if sent by Express Mail, Federal Express, or other express delivery service (postage pre-paid return receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other):

                    If to AmeriNet: AmeriNet Group.com, Inc.
                                333 Main Street,
                                  P.O. Box 5000
                              Park City, Utah 84060
                              Phone: (435) 649-2221
                               FAX: (435) 645-2110
                          Attn: Chief Executive Officer

                      With a copy to: Snell & Wilmer L.L.P.
                               Gateway Tower West
                        15 West South Temple, Suite 1200
                           Salt Lake City, Utah 84101
                              Phone: (801) 257-1900
                               FAX: (801) 257-1800
                           Attn: John R. Morris, Esq.

                If to Carrington Parties Carrington Capital Corp.
                            Crystal Corporate Center
                      2500 North Military Trail, Suite 225
                            Boca Raton, Florida 34471
                          Attn: Chief Financial Officer

6. Miscellaneous. None of the rights of any party under this Agreement may be transferred or assigned without the prior written consent of the other parties hereto. The captions which precede the articles and the sections of this Agreement are for convenience only and shall in no way affect the manner in which any provision hereof is construed. Whether the context or circumstance requires, the singular shall include the plural and the plural shall include the singular and the whole shall include any part thereof and any gender shall include both genders. Each right or remedy required by the provisions of this Agreement shall be in addition to and not in substitution of, any rights or remedies available or now existing or hereafter arising under applicable law. Any rights or remedies provided for by this Agreement or afforded by law or equity are distinct and cumulative and may be exercised concurrently or independently or successively. This Agreement supersedes all prior agreements, negotiations or understandings between the parties hereto in any way related to the specific subject matter of this Agreement. None of the provisions of this Agreement may be altered or modified except through an instrument in writing signed by all of the parties hereto. All of the terms, provisions, agreements and undertakings herein contained shall be binding upon and shall inure to the benefit of the respective heirs, personal representatives, successors and assigns of the parties hereto. This Agreement shall be governed by, construed in accordance with the laws of the State of Delaware. The provisions of this Agreement are severable and should any provision hereof be void, voidable or unenforceable under any applicable law, such provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the parties as though the void, voidable or unenforceable provision were not a part hereof. It is the intention and agreement of the parties that all of the terms and conditions hereof shall be enforced to the fullest extent permitted by law. All warranties, representation, indemnities, covenants and other agreements of the parties hereto shall survive the execution and delivery of this Agreement and shall, notwithstanding the execution and delivery of this Agreement, continue in full force and effect. This
     Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above by their respective officers thereunder duly authorized.


                            AmeriNet Group.com, Inc.,
                             a Delaware corporation


                                            By:               /s/ Ed Dmytryk
                                            Its:              President

                            Carrington Capital Corp.


                                            By:         /s/   Leonard Tucker
                                            Its:              President